Exhibit 99.03

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EDITED TRANSCRIPT
AB - Q1 2013 AllianceBernstein Holding L.P. Earnings Conference Call

EVENT DATE/TIME: MAY 01, 2013 / 12:00PM  GMT

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MAY 01, 2013 / 12:00PM GMT, AB - Q1 2013 AllianceBernstein Holding L.P. Earnings Conference Call

CORPORATE PARTICIPANTS
 Andrea Prochniak AllianceBernstein Holding L.P. - Director of IR
 Peter Kraus AllianceBernstein Holding L.P. - Chairman and CEO
 John Weisenseel AllianceBernstein Holding L.P. - CFO
 Jim Gingrich AllianceBernstein Holding L.P. - COO

CONFERENCE CALL PARTICIPANTS
 Robert Lee Keefe, Bruyette & Woods - Analyst
 Bill Katz Citigroup - Analyst
 Matt Kelly Morgan Stanley - Analyst
 Cynthia Mayer BofA Merrill Lynch - Analyst
 Michael Kim Sandler O'Neill & Partners - Analyst
 Marc Irizarry Goldman Sachs - Analyst

 PRESENTATION

Operator

Thank you for standing by, and welcome to the AllianceBernstein first quarter 2013 earnings review. At this time, all participants are in a listen-only mode. After the remarks, there will be a question and answer session, and I will give you instructions on how to ask questions at that time. As a reminder, this conference is being recorded and will be available for replay for one week.

I would like to turn the conference over to the host of this call, the director of investor relations for AllianceBernstein, Ms. Andrea Prochniak. Please go ahead.

Andrea Prochniak - AllianceBernstein Holding L.P. - Director of IR

Thank you, Sarah.

Hello, and welcome to our first quarter 2013 earnings review. This conference call is being webcast and accompanied by a slide presentation that is posted to the investor relations section of our website. Our Chairman and CEO, Peter Kraus and our CFO, John Weisenseel, will present our financial results. Our COO, Jim Gingrich, is also with us and will join in answering questions after our prepared remarks.

Some of the information we present is forward-looking and subject to certain SEC rules and regulations regarding disclosure. I would like to point out the Safe Harbor language on slide 1 of our presentation. You can find our Safe Harbor language in the MD&A of our 2012 Form 10-K and in our first quarter 2013 Form 10-Q which we filed this morning. Under Regulation FD, management may only address questions of a material nature from the investment community in a public forum. So, please ask all such questions during this call. Finally, we will be providing twitter updates during today's call. You can follow us on twitter using our handle @AllianceB-E-R-N-S-T-N.

Now, I will turn the call over to Peter.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

Thanks, Andrea.

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MAY 01, 2013 / 12:00PM GMT, AB - Q1 2013 AllianceBernstein Holding L.P. Earnings Conference Call

Thank you for joining us for our first quarter 2013 earnings call. John, Jim and I are pleased to be here with you today and as always, John and I will review our operating and financial results for the quarter, and Jim will join us in answering questions following our prepared remarks. Let's start with an overview of the results, which are on slide 3.

After finishing 2012 on a high note, first quarter gross sales dipped about 2% sequentially, though they were up 31% from last year's first quarter. Net inflows of $2.6 billion were down from last quarter's $5 billion, but a far cry from last year's first quarter net outflows of $12 billion. With net inflows and a strong market performance during the quarter, our period end AUM of $443 billion and average AUM of nearly $437 billion were up from prior periods.

Slide 4 shows flow trends by channel. In institutions, we built on our strong momentum coming into 2013, and in private client, we regained ground after a particularly tough end to 2012. Both of these channels demonstrated significant improvement in both gross sales and net flows in the first quarter of 2013 versus the prior quarter and year.

In retail, we lost steam after last year's tremendous run, particularly in non-Japan, Asia, where sales and net flows had been strongest. Gross sales moderated, redemptions rose, causing net inflows to decline steeply versus both prior periods. I will go into these flow trends in more detail in my quarterly review by channel. The upshot is that our firm-wide net flows were positive for a second straight quarter, and our sales, redemptions and net flows all look very different today than they did a year ago.

Now, let's look at our channels beginning with institutions on slide 5. The chart at the top left illustrates how much this business has improved over the past year. First quarter gross sales of $7.3 billion were up 8% sequentially and nearly double last year's first quarter. In the second consecutive net flow positive quarter, inflows of $3.3 billion were up 14% sequentially. Gross redemptions were down some 75% from the first quarter of 2012 and net flows improved by $16 billion year over year.

These are really gratifying results. The strength we are seeing is spread across regions and services. You can see from the chart at the top right that we had a particularly strong quarter in the Americas and EMEA regions. Gross sales were up by double-digits. These two regions accounted for about three-quarters of our institutional gross sales in the quarter.

RFP activity keeps trending higher with greater client interest in products like fund-funds, select equity, emerging market debt, global bond and high yield. We finished the quarter with a robust pipeline of $7.8 billion in awarded but yet to be funded mandates. That's at the bottom left. Of that $7.8 billion, 44% represents first-quarter business wins, mostly in fixed income, but some equities as well.

The table at the bottom right highlights some notable additions in the quarter. Clients are gravitating towards core and credit on the fixed income side; and in equities they are starting to dip a toe back into value. Throughout the quarter, it became clear that the great rotation was more about investors finally putting cash to work in equities again than a shift from fixed income to equities.

In any environment, clients are most focused on performance, and here our fixed income offerings continue to excel. That is clear on slide 6. Our largest services have outperformed for every time period. In fact, at quarter end, 90% of our assets were in services that out performed their benchmarks for that three-year period. For the five year, it's 92% and for the one year, it's 84%. That is a stellar record.

We have pockets of consistent outperformance in equities, as well -- now I am on slide 7 -- though not in as many services as we would like or as our clients deserve. Among our US offerings, US small cap value and select equity are perennial outperformers and highly ranked in their categories. While small cap growth has lagged recently, it is top quartile for the three- and five-year periods.

Global and international services that have performed well across multiple time periods include global market neutral, one of our newer stability equity strategies, global REITS and international discovery, our international SMID cap growth service. Emerging markets growth where we have made changes designed to improve our investment process and performance outperformed for the one year and for the quarter, as well. In equity investing, we continued to see a real divide between what is working and where we believe additional opportunity lies. We address that split on slide 8.

Even as equity market returns have been strong, investors chipped -- kept piling into stocks perceived as less risky. The top half of this slide tells the story. In the first quarter equity rally, the MSCI Min Vol Indices outperformed the broad market in most of the regions of the world, and not by a small amount. At the same time, defensive stocks like consumer stables, telecom and utilities were the leading stock category in the quarter by a wide margin. Why? Because they tend to have two things in common:  historically stable earnings and healthy dividends.

You would expect this flight to safety in a typical risk off quarter, but not in an environment where equities posted strong gains including double-digit returns in both the US and Japan. It tells us that equity investors don't think we are out of the woods yet. We are there for them with services that are more defensively positioned like the ones you see at the top right of the slide.

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MAY 01, 2013 / 12:00PM GMT, AB - Q1 2013 AllianceBernstein Holding L.P. Earnings Conference Call

Yet, even as we broadened our product set to meet our clients' evolving needs, we are traditional deep value and growth investors at heart, and looking at the charts on the bottom of the slide, it's hard to imagine we will stay in this current defensive mode forever. One thing, global correlations continue to come down, which gives stock picking a chance to work. For another, over the past decade, low beta stocks have risen as rates have fallen, and the opposite has been true with low price to book stocks.

As rates reverse, we expect these relationships will hold and low price to book stocks will outperform while low beta lags. So, companies that have been bid up based on high dividend yield will no longer be able to justify such rich valuations, and overlooked gems with strong growth prospects but low dividends will suddenly look even cheaper than they do now. It's these long-term opportunities that appeal most to us as fundamental growth and value investors. History has shown that markets eventually revert to the mean. That's why we are glad to be positioned, as we are, in the services listed at the bottom right.

Now let's move on to retail, highlighted on slide 9. I mentioned that our sales slowed and gross redemptions increased significantly in the quarter. You can see this in the chart at the top left. While the quarter's gross sales kept pace on an annualized basis with 2012's record year, redemptions were up more than 40% from last year's quarterly average. Most of this increase can be attributed to a spike in redemptions in January.

During that month, our two largest retail fixed income funds, global high yield and American income experienced a surge in gross redemptions in Asia where each has become a leader in its category. We also had a large sub advisory termination of one of our blend strategies in January. After that redemptions stabilized. But these two factors, higher January redemptions and global high yield and American income, and that month's large sub advisory termination accounted for more than half of the quarter's total gross redemptions.

While we've expected total gross redemptions to trend higher as our Business has gotten bigger, we attribute this quarter's higher redemption rate that you see on the chart at the top right to this January aberration. Sales trends in the business remain strong, and we are excited about the growth we are seeing in the US and Latin America where first quarter sales were up by double-digits sequentially and year on year. That is the chart at the bottom left.

We also reached a number of milestones during the quarter. Four of our newer offerings, high income muni, real asset, muni inflation and bond inflation celebrated three year anniversaries with strong early performance. Together, they have already gathered a combined $3 billion in assets. Other offerings have been successful in an even shorter period of time. Take select equity which has attracted $2 billion in assets in retail alone since late 2011.

Finally, we continue to collect performance awards globally, most notably in Asia. During the first quarter we had eight funds approved for sale in Hong Kong in fixed income, equity and multi asset categories which we are confident will help us keep growing our strong presence in this fast growing market for us. The strength of our global retail franchise is undiminished. Even as we've come off last year's heady levels, clients continue to respond to our innovative offerings and strong performance.

Now on to private client, another channel where we are laser focused on providing the right investment solutions to our clients. I am on slide 10 now. There is no doubt that the fourth quarter of last year was quite challenging. Between the fiscal cliff debate and expected changes to the tax code, investor uncertainty was high. Our FAs did amazing job in helping our clients through such a difficult time. But you can see from the chart at the top left, the impact it has had on the business. Sales were flat. Redemptions spiked, with investors making wealth transfers ahead of potential tax changes.

The good news is that once the fiscal cliff was averted and equities began to rally, investors reengaged. Our gross sales rose 85% sequentially this quarter to a two-year high. Gross redemptions declined by 35%, and net outflows by more than 70%. Even better news is that enhancements we have made to our investment solutions for our clients are delivering for them.

In April, we celebrated the three-year anniversary of dynamic asset allocation, a strategy designed to actively manage equity exposure during volatile times. Our goal was to reduce volatility in client portfolios while protecting returns. The chart at the top right shows we have done exactly that. We have had success so far with our strategic equities, as well and fund-of-funds RIC offerings. We've migrated nearly all of our private clients to strategic equity since we launched it about a year ago, and it's performed well, including in the most recent quarter. And our RIC has already attracted $400 million from eligible clients and significantly outperformed in the first quarter.

The Bernstein model works, and for a number of reasons. One, we keep our clients properly allocated to equities as part of our long-term investment planning process. In Barron's annual survey of the top 40 US wealth managers, we consistently rank higher than the group by this measure. The past two survey years are shown at the bottom right.

Two, because we manage our client's money, we have unique insights into underlying portfolios. That allows us to monitor individual accounts so we can make trades that take into account an individual's income tax rate, not to mention advise them on important changes in tax law, like the end of last year. Finally, we are advisors, not brokers. We don't pick managers, we don't chase performance. We build customized portfolios designed to expose our clients to return opportunities over the long run and tailored to each client's specific needs. Our portfolio performance is improving, and I believe that will continue. Our clients know that we put them first in any market environment.

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MAY 01, 2013 / 12:00PM GMT, AB - Q1 2013 AllianceBernstein Holding L.P. Earnings Conference Call

I will wrap up our business highlights with Bernstein Research Services, which is on slide 11. In an environment of stabilizing global trading volumes, our first quarter revenues increased 6% sequentially and 4% year over year. That is the top of the slide. We keep growing globally and growing profitably, and we're increasingly making our mark in the fast-growing, yet highly competitive Asian market. This was our strongest quarter yet in Asia. Revenue doubled year over year, and the number of clients who traded with us grew by two-thirds over the same period and 25% sequentially. As more analysts initiate coverage in the region, we are earning greater recognition for our research.

We now have 10 publishing analysts and 4 more in the pipeline. By year end, we expect we will be at critical mass in publishing. Meanwhile, we just had another strong showing in the European II survey where we had five teams ranked number one. I can't say enough about the quality of our global sell-side research team.

To conclude with slide 12, we made further progress in the first quarter on our long-term strategic goals. I reviewed many of these highlights already, so I'm just going to touch on a few. On performance, not only do our fixed income strategies continue to outperform, but many of our fixed income and equity funds were again recognized in Lipper's 2013 awards.

On diversification and globalization front, the Americas and EMEA were stand outs this quarter. US retail flows were net positive for the first time since late 2007, and our Latin American business is incredibly profitable and growing. EMEA is a huge growth area for us as well, In both the institutional and retail channels. Speaking to innovation, four years into our push to innovate for clients, we are celebrating important performance asset gathering milestones that position us well in new areas.

Finally, on our financials, by staying vigilant on expenses, we added 1.3 adjusted margin points on a sequential basis and nearly 4 points year over year; that's our best showing in two years, and we're not going to let up on this front. Our year is off to a solid start, yet we are mindful of what each of the past three years has brought at about this time, economic uncertainty, volatile political conditions, difficult markets and investor anxiety.

Some of these dynamics began cropping up in April, though more modestly than in years past, which gives us hope that 2013 could be better for the industry. In the meantime, we keep moving forward on our strategy and finding new ways to deliver for our client. I feel good about what we have accomplished so far here at AB.

And with that, I am going to turn it over to John for the discussion of the quarter's financials. John?

John Weisenseel - AllianceBernstein Holding L.P. - CFO

Thank you, Peter.

My remarks today will focus primarily on our adjusted earnings. As always, you can find our standard GAAP reporting in the appendix of this presentation, our press release and our 10-Q. Let's start with our adjusted financials on slide 14.

First quarter adjusted revenues were essentially flat sequentially and up versus first quarter 2012. Adjusted expenses were slightly lower versus both prior periods. Our adjusted operating margin in the first quarter improved to 21.9% from 20.6% in the fourth quarter and 18% in the first quarter of 2012. Adjusted earnings per unit were $0.38 for the quarter versus $0.40 in the fourth quarter and $0.29 in the prior year quarter. As I discussed during our last earnings call, approximately $0.04 of the fourth quarter's $0.40 represented a change in estimate of a Federal tax benefit relating to the first nine months of 2012.

Now, I will review the quarterly GAAP to adjusted operating metrics reconciliation on slide 15. This quarter there were two minor adjustments that make up the difference between GAAP and adjusted operating income. First, we adjusted for the $1 million in non-cash real estate charges recorded in GAAP expenses in the first quarter. These were related to true-ups of real estate charges recorded in previous quarters. There were no other real estate charges in the first quarter. Second, we excluded from net revenues $1 million of investment losses related to the 90% non-controlling interest in the venture capital fund.

Now. I will turn to the adjusted income statement on slide 16. Adjusted net revenues of $577 million for the first quarter were essentially flat versus the fourth quarter and up 3% versus first quarter of 2012. Adjusted operating expenses of $451 million were down 2% versus both prior periods. Adjusted operating income of $126 million for the quarter increased 6% sequentially and 25% from the prior year quarter. Adjusted earnings per unit were $0.38 and our cash distribution will also be $0.38.

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MAY 01, 2013 / 12:00PM GMT, AB - Q1 2013 AllianceBernstein Holding L.P. Earnings Conference Call

Slide 17 provides more detail on our adjusted revenues. Base fees for the first quarter increased 2% sequentially due primarily to an increase in retail and institutional average AUM. The 5% increase versus the prior year quarter is due primarily to the increase in retail average AUM. Performance fees declined for the fourth quarter when we earned performance fees on our fund-of-funds offering.

Bernstein Research Services first quarter revenues increased 6% sequentially and 4% versus the prior year as clients' trading activity increased in Europe and Asia. Investment gains and losses include seed investments, our 10% interest in the venture capital fund and our broker-dealer investments. Gains in these investments were flat sequentially, but down $6 million from the prior year quarter as a result of lower seed investment gains.

We ended the first quarter with $497 million in seed capital investments, up $21 million sequentially as a result of both additional net investments and market appreciation. Total adjusted net revenues were flat sequentially and up 3% versus the first quarter of 2012.

Now, let's review our adjusted operating expenses on slide 18. Beginning with compensation expense, as you know, we accrued total compensation excluding other employment costs such as recruitment and training as a percentage of adjusted net revenues. We accrued compensation at a 50% ratio in the first quarter, up from 49% in the fourth quarter, but in line with the first quarter of 2012. Total compensation and benefits increased 2% versus both prior periods. The sequential increase is due primarily to the higher compensation ratio for the quarter. The increase versus last year is due to an increase in adjusted revenues. We ended the first quarter with 3,269 employees, down by 49, or 1.5% year to date.

Now, looking at non-compensation expenses, first quarter promotion and servicing expenses declined 4% sequentially due to lower client related travel and entertainment, partially offset by higher marketing costs associated with our annual private client conferences held in the first quarter. Promotion servicing expenses increased 2% for the prior year quarter, due primarily to higher trade execution costs resulting from increased trading activity and higher marketing costs. These increases were partially offset by lower travel and entertainment expenses versus the first quarter of 2012.

First quarter G&A expenses decreased 11% sequentially due primarily to lower legal expenses. Also contributing to the decrease were occupancy savings of approximately $3 million resulting from our global real estate consolidation strategy. Legal expenses include fees paid to outside counsel for various legal matters, in addition to periodic adjustments to our legal reserves. Both of these items were lower in the first quarter compared to the fourth quarter of last year, resulting in lower than typical legal expenses for the first quarter.

The 15% year over year decline in G&A was partially offset by a cash receipt of $6.5 million in the prior year period related to the finalization of a claims processing contingency originally recorded as an expense in 2006. Adjusting for this cash receipt, G&A declined by approximately $25 million, or 19% versus the prior year. More than one-half of this decline is due to occupancy savings with the remainder attributed to lower technology, professional and portfolio service fees.

With the $3 million in sequential occupancy savings realized in the first quarter, we have now realized total occupancy savings of $10 million per quarter, or $40 million on an annualized basis from executing our global real estate consolidation strategy. So, we have accomplished our objective of reaching $38 million to $43 million of targeted annual savings. Total adjusted operating expenses were down 2% versus both prior periods.

Now, let's move on to slide 19, adjusted operating results. Adjusted operating income for the quarter was $126 million, up 6% sequentially and 25% versus the prior year quarter. Adjusted operating margin of 21.9% for the first quarter also improved versus both prior periods. Lower expenses drove the sequential margin expansion, and lower expenses and increased revenue drove the year over year increase. Adjusted earnings per unit of $0.38 for the first quarter compared with $0.40 in the fourth quarter and $0.29 in the first quarter of 2012.

Finally, the effective tax rate for AllianceBernstein LP for the first quarter was 9%, higher than the 6% we estimated at the end of last year. Two factors account for the increase. First, approximately 200 basis points of the difference came from higher than anticipated first quarter income at foreign locations with higher tax rates.

Since our foreign tax rates are significantly higher than our US -- overall US domestic tax rate, fluctuations in realized versus forecasted income growth rates for domestic and foreign entities will create volatility in our effective tax rate. We expect this volatility to continue and now anticipate that our 2013 effective tax rate will be higher than our previous 6% forecast.

The second factor in our higher than anticipated tax rate involves foreign lease reassignment payments associated with our real estate restructuring program. These payments, which are not deductible for foreign taxes, contributed approximately 100 basis points to the first quarter 9% effective tax rate.

With that, Peter, Jim and I are pleased to answer your questions.

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MAY 01, 2013 / 12:00PM GMT, AB - Q1 2013 AllianceBernstein Holding L.P. Earnings Conference Call

QUESTION AND ANSWER

Operator

(Operator Instructions)

Your first question comes from the line of Jacob Robert Lee from KBW. Your line is open.

Robert Lee - Keefe, Bruyette & Woods - Analyst

Good morning. It's Rob Lee, as you guys know. Good morning, everyone. My first question would be maybe looking at the private client business and clearly, you've had the improvement in moderation and outflows. Could you maybe update us on how you -- I know that business has gone through trials with some turnover in the financial advisors or relationship managers, I guess more. Can you just maybe update us what your own plans are to either restaff or maybe, I know you tend to train your own. So, is it -- are you accelerating your new training classes and trying to refill the pipeline in that way? That would be my first question.

Jim Gingrich - AllianceBernstein Holding L.P. - COO

Rob, it's Jim. We are always in the market looking to add advisors. You are correct that we do recruit our own. We typically group those into classes that we can process through our system in the most efficient way possible. We just had a class join us at the beginning of October, and that means they, if you will, hit the ground running at the beginning of this year. So, that process is going to continue. I actually think in terms of the business overall, as you said, we are very encouraged by the trends that we are seeing, both in terms of financial results, how we are delivering for clients and turnover of our FAs.

Robert Lee - Keefe, Bruyette & Woods - Analyst

Thanks. Maybe my follow-up question, and I appreciate the added disclosure around flows and asset mix. But within the other category where you've had -- you have pretty strong flows in the quarter, could you give us -- drill down a little bit in that and give us a little bit more color, particularly around fee structures? I'm assuming that other bucket, in addition to the bunch of the alternative strategies includes like the overlay strategies within the DC business. And maybe some color around the various fee structures in there and how that -- what that asset mix may be?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

Sure, Rob. We did try to arrange the assets and the asset flow numbers for you all in a little bit more clear manner so that you could see what was going on in other because that category was continuing to grow. I think that the context of the fee question, which is asked reasonably regularly, is that really, there is no changes. In other words, we haven't seen any decompression in any of our major activities. It is true that the overlay strategies in the DC services are at lower fees than are obviously traditional active services or enhanced services or factor-based strategies, but we haven't seen any negative change there. And indeed, as we add in that DC strategy, more value-enhanced services like lifetime and retirement strategies, actually fees are stronger than they are in the CRS space. So, I would say that -- the composition of the fees are unchanged. Yes, there are some fees there that are less than the active management, as you would expect in any passive environment, but the things that we are adding there, lifetime income strategies, alternatives, factor based funds which we noted in some of the disclosure, those are going to be fees that are better than the base fees that you have seen in the business up until now.

Robert Lee - Keefe, Bruyette & Woods - Analyst

All right, thanks. I will get back in the queue.

Operator

Your next question comes from the line of Bill Katz from Citi, your line is open.

Bill Katz - Citigroup - Analyst

A couple of questions. First question, maybe more a clarification. On the legal costs, could you quantify how much of a benefit was in this particular quarter versus run rate?

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MAY 01, 2013 / 12:00PM GMT, AB - Q1 2013 AllianceBernstein Holding L.P. Earnings Conference Call

John Weisenseel - AllianceBernstein Holding L.P. - CFO

Bill, this is John. As I mentioned, there is two components to legal costs. One are just fees that we pay to external lawyers on various legal matters that they're working for us on and the other component of periodic adjustments to the legal reserves. These costs obviously swing from period to period and creates volatility in the G&A expense line. But to go further below that -- I am going to stop right there.

Bill Katz - Citigroup - Analyst

Okay. Broader question is, it seems like the franchise is moving from defense to offense, if you will. Performance is better, flows are picking up. Your global reach is stronger. What are your thoughts in terms of marketing spend, if you will? Is there any initiative here to maybe go more proactive and bump up some spend to accelerate the organic growth beyond a couple of billion a quarter?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

So, good question, Bill. You will recall last year, I think in the middle of the year, we had an advertising expenditure that was around a fixed income strategy, which we thought was quite successful. We would expect that during the course of the year we would continue to do things like that. We don't have anything particularly planned right now, so we can't tell it is going to happen in month X or Y. But as we incurred those expenses last year and as I suspect your models include this year, we would probably do similar kinds of things. We thought those were successful, they were highly targeted. They were specifically directed at particular channels in the distribution world and the client group, and I think that we will probably do that in the coming months and years.

Bill Katz - Citigroup - Analyst

Okay, and if I can ask one quick follow-up. I was intrigued by your comments about the fund-of-funds in the private client business, the $400 million; what percentage of your clients do you think, have used that product versus how much more you might be able to penetrate into the channel?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

I don't know the percentage directly, but I would say to you that we are seeing increasing penetration of our client base. We have a terrific service that has great returns, very consistent, run by a terrific team, and we think that there is significant upside for us over time.

Jim Gingrich - AllianceBernstein Holding L.P. - COO

Bill, this is Jim. Remember that our RIC offering in that product was really just introduced at the beginning of the fourth quarter. So, as Peter says, we think we have a lot of runway.

Bill Katz - Citigroup - Analyst

Okay. Thanks for taking my questions.

Operator

Your next question comes from the line of Matt Kelly from Morgan Stanley. Your line is open.

Matt Kelly - Morgan Stanley - Analyst

Great, thanks. First, I wanted to ask you guys -- appreciate the new disclosure by investment service and channel, so thank you for that. Wondering within the equity active US bucket, obviously a significant positive diversion from past trend there this quarter, can you break that down for us as to if there is any large fundings in that or if it's specifically your small and SMID cap products or what else might be in that bucket that is causing the change?

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MAY 01, 2013 / 12:00PM GMT, AB - Q1 2013 AllianceBernstein Holding L.P. Earnings Conference Call

Jim Gingrich - AllianceBernstein Holding L.P. - COO

I think -- look, overall -- this is Jim -- I think overall, maybe this is more of an answer than you want, but I think that we are really encouraged by the breadth of what we are seeing overall in the business in terms of both product channel and region relative to -- and we are making progress, I think, across the board. With respect to equities, there are a number of good things that are happening. We had a very strong quarter for our select equity services, both in a long only and a long/short form, but we are also seeing strength in a number of other areas, some of which you mentioned. So, there is a lot of good stuff happening that we are very encouraged about.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

I think this is also a little bit, you are seeing the result of a few years of new product development and track records having been developed and the client group having made greater connections with the end clients and the retail distribution side, as well as institutional. These things take time, we have always said they would take time. But if you are consistent at it and you produce consistent results, you are going to get positive responses, and we are beginning to see that.

Matt Kelly - Morgan Stanley - Analyst

Okay. Then, along those lines, I guess I would be curious to get your take, because everyone is focused on operating margin expansion coming more from the cost saves. And as you've launched these new products over the last few years, are there any, in not just one, but a few products or areas where you think you can get significant scale enough to really drive margin expansion that way as well?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

Look, I think -- our core business, as well as the new businesses that we are developing, we are very mindful of managing costs. We -- I think you've seen of late that this Company is doing a terrific job in that regard and our operating leverage, we would expect to continue to be quite strong, if we can grow the business. I don't think -- there's certainly, as you would anticipate, there are some products that have slightly higher incremental margins than others. But overall, as we look forward, if we can grow the top line, our expectation is that we will continue to manage costs tightly and try and deliver a large portion of that to the bottom line.

Matt Kelly - Morgan Stanley - Analyst

Okay. And then one last one for me, then I will jump back in. But in terms of your fixed income taxable flows, strong first quarter off of really strong last year. I'm wondering, you've had a volatile month to month. And I know it's not a month to month business, but you've have a volatile trend there recently. So, I'm wondering, coming out of the first quarter and into April and second quarter, how you are feeling about momentum from here in that business?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

Look, Matt, I think we made some effort to try to identify where the volatility was in the quarter in January. We actually said that that was a little bit unique. I think we referred to January as an aberration. That should give you some sense of how we feel about the quarter and what is likely going forward.

Matt Kelly - Morgan Stanley - Analyst

Okay, great, thanks very much.

Operator

Your next question comes from the line of Cynthia Mayer of Bank of America Merrill Lynch. Your line is open.

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MAY 01, 2013 / 12:00PM GMT, AB - Q1 2013 AllianceBernstein Holding L.P. Earnings Conference Call

Cynthia Mayer - BofA Merrill Lynch - Analyst

Hi, good morning, thanks a lot. Just one clarification on the tax rate. Sorry if I missed this, but is this quarter's 9% rate a good rate for the balance of the year?

John Weisenseel - AllianceBernstein Holding L.P. - CFO

Cynthia, as I mentioned, we expect it to continue to be volatile because of the differentiation between the very the low US domestic tax rate and the higher foreign rates. And to the extent as we forecast the income for the year, to the extent there is movement between domestic to foreign, that is going to have a big -- fairly large volatility factor in terms of the effective tax rate. When you look at this quarter, again, the 9%, 100 basis points of that was really unique to this quarter, and it had to do with these foreign lease assignment payments that are not deductible for foreign tax purposes. I think you can look at the 9%, take off the 100 basis points and we should probably trend somewhere around there, give or take, I think, for the year.

Cynthia Mayer - BofA Merrill Lynch - Analyst

Okay, great. And then on the equity outlook, it seems like your equity performance is really strong in small cap and SMID cap and I'm wondering, those are typically products with capacity issues and where the products that typically don't have capacity issues, the performance isn't quite as strong. Do you have -- do you see any limits to where those can go? Would you be able to somehow shepherd people towards some other product if you began to hit those limits? And also, I guess, are those products selling best in retail? Thanks.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

The small and SMID cap products actually sell across retail and institutional. Very good following in both places and frankly, in a global marketplace. There are capacity limits for both services. SMID is obviously much larger and there's actually a fair bit of room. I think that the large cap equity services have been challenges for us over time. Although, you will notice there are some large cap equity services, select equity being the most significant, where returns are terrific and flows are, obviously, as we said, pretty positive. I don't think we feel today that in the equity platform that we've got limiting capacity constraints overall. There are clearly some products that will have capacity limitations, and we will be tough on closing them. We've said many times that we are going to be much more demanding on capacity because we have got a more diversified portfolio that will let us continue to grow, and we want to be able to create returns for our clients.

Cynthia Mayer - BofA Merrill Lynch - Analyst

Okay, great. Thanks.

Operator

Your next question comes from the line of Michael Kim from Sandler, O'Neill. Your line is open.

Michael Kim - Sandler O'Neill & Partners - Analyst

Hey, guys, good morning. First, Peter, the franchise has certainly evolved over the last four or five years or so, just thinking about product development, infrastructure and the firm's culture. So, now that it seems like a lot of that work has been done, particularly on those fronts, and your newer strategies are starting to generate some meaningful AUM growth, just curious what some of the initiatives or strategies that you are thinking about today are that will help drive the next stage of growth, if you will.

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MAY 01, 2013 / 12:00PM GMT, AB - Q1 2013 AllianceBernstein Holding L.P. Earnings Conference Call

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

Thanks for those comments, Michael. Look, I think that there are some very interesting opportunities in Europe, particularly in the equity world. We have seen a European equity market that has been pretty well pummeled by -- in all directions. We think that there are attractive valuations in the European equity business. We have got some interesting services. Some are low beta equity services that have outperformed the general indices over the last few years and now have almost three-year track records. I think that there are also interesting ideas for us in the multi asset category where we have in dynamic asset allocation shown a pretty good track record over the last three years, and there are services that are based on that activity that are outcome oriented that both institutional clients and individual clients are looking at.

And lastly, we've talked about this factor -- these factor funds. Although they are quite small, we think that people's interest in being exposed to systemic beta in value, growth and income are also interesting and eliciting lots of discussion today. We talked about low vol That continues to be of interest and is outperforming significantly at the present time. So, I think those are areas that we have developed that are getting a lot of attention on the equity side.

On fixed income, listen, we've talked about our building business in structured credit, our building business in Renminbi bonds, our expanding business in global credit, our expanding business in the developing corporate world. There are some good opportunities there as well that are building for us where we have got strong performance and where clients are seeing us as leaders in those spaces.

I don't want to go on and on, but I think that there are lots of things that have been built in the firm over the last few years that are beginning to take hold. We've talked a lot about real estate in the past. We continue to think real estate lending is an interesting opportunity, both in the commercial side in particular, as well as the residential side. So, good opportunities for us, Michael. Good opportunities.

Michael Kim - Sandler O'Neill & Partners - Analyst

Okay. That's helpful. And then just as it relates to your institutional equities business, assuming performance continues to improve and pension plans ultimately start to think about moving up the risk curve, how do you see that playing out for your strategies? I realize the pool of competitors has shrunk, but just trying to get a better understanding of maybe the balance between some built up demand for disciplined deep value mandates versus more of a secular shift away from style box allocations, if you will?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

Yes. I think you said a couple of things in that comment that are quite provocative. One is that if you were an investor looking for concentrated, less benchmark sensitive exposure to deep value or growth, the number of managers that are prosecuting that investment process in a disciplined way over a long period of time is, as you know, quite small. And the assets in that category are also quite small, because the performance has been tough and many investors have allocated away. As institutions look at their allocations, much of their equity performance or equity allocation is driven by, I will call it, large cap benchmark weighted exposures.

In those large cap benchmark weighted exposures, whether they are passive or otherwise, there are significant risks today. We've talked about them for six to nine months. Most of that being around the high dividend paying stocks which are valued at high multiples. I think institutions are mindful of that, and they're trying to figure out, what is the right way to expose the capital of the pension plans and the long-term savers to risk anomalies that are different than the exposures they have. And I think that's where our platform has particular strength because we have had consistency. Yes, it has been challenged performance in some of those areas, but those are places that investors are very under exposed, and we do think that that is an upside for us.

Michael Kim - Sandler O'Neill & Partners - Analyst

Okay. I'll stick with the two questions. Thanks.

Operator

Your next question comes from the line of Marc Irizarry from Goldman Sachs. Your line is open.

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MAY 01, 2013 / 12:00PM GMT, AB - Q1 2013 AllianceBernstein Holding L.P. Earnings Conference Call

Marc Irizarry - Goldman Sachs - Analyst

Great, thanks. Peter, can you talk a little bit more about the institutional business, your pipeline been in this $7 billion, $8 billion range for a while, I guess, and you have a more diverse mix of products that you are capable of selling into the institutional world. I guess maybe this hits a little bit on the asset allocation theme or the portfolio solutions theme for institutions. But is that increasing? When we think about the growth in the institutional world for you, is it really about packaging more of everything that you do rather than just more product specialist type of product solutions, just more broad portfolio solutions on the institutional business?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

In a word, Mark, I think it's both. But one is that the $7 billion to $8 billion pipeline has been consistent for a little bit now, and it's probably double what it was when I first came. Our institutional pipeline was in the $4 billions. We have seen substantial growth in that business and obviously, pipeline is the unfunded piece. We are seeing reasonably attractive fundings inter quarter. So, that activity has actually been satisfying.

I have always said that we've kept our dialogue with the consultant community and clients, even though we had a lot of challenged performance the last four years. That is paying off because people are now recognizing that we have a more diversified platform. There is an increasing level of interest in some of the credit work -- global credit work that we have done, and that's -- you've seen that taking hold. And you can't miss the fact that investors are looking carefully at their equity exposures and how to expose capital going forward in different areas than market cap-weighted benchmarks and traditional value and growth or style-based investing. And that, I think, has had a positive impact for us because we've talked about these things and we've have been innovative in discussing that.

So, look, I think that we have a broader platform. I think we are engaged with clients on many more services than we had in the past. We had the good fortune in the past of having a particularly high performing large cap global equity opportunity that everybody wanted. That was a good thing, but it was very concentrated. I think now we have a much more diversified discussion going on with clients. And when you have that and you've got good services across that diversification, you can populate the various asset opportunities across the platform and build a diverse and more consistent business, and that is what I think is going on.

Marc Irizarry - Goldman Sachs - Analyst

Okay. Then just sticking with the theme of diversity, if you look at the retail business, in areas like Japan and maybe Asia ex-Japan, how diversified are your product offerings out there? Is there a little bit of hot product or concentration risk in some of those regions where there is maybe one or two strategies that are towing the load, and are you more aggressively getting into those channels with newer products?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

I made the comment in my first thoughts that we had eight new products in Hong Kong that were approved this year. That's important, because in those services are both multiasset services as well as equity services as well as additional fixed income services. You are right that we have a terrific brand in Asia and that brand has been focused around American income and global high yield. And those are good things, because people know us for that. But it also allows us to expand into other services.

The Renminbi bond fund, which I think is over $1 billion, was a completely new service. Nobody really heard of it before we did it, I think it won a few awards. And it continues to grow as the Chinese bond market is continuing to grow. And there is lots of interesting information about what is happening in that bond market and the rate of that growth. So, I would say to you in Asia, we are experiencing an interesting opportunity there where the core business, which has been the fixed income business, is beginning to expand. The product diversification is also beginning to take root, and we are developing new ideas and new services in that space. So, there is some historical concentration, but I think there is actually now factual evidence that that is beginning to diversify.

Marc Irizarry - Goldman Sachs - Analyst

Okay, great, thanks.

Operator

(Operator Instructions)

Your next question comes from the line of Cynthia Mayer from Bank of America Merrill Lynch. Your line is open.

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MAY 01, 2013 / 12:00PM GMT, AB - Q1 2013 AllianceBernstein Holding L.P. Earnings Conference Call

Cynthia Mayer - BofA Merrill Lynch - Analyst

Hi, thanks for the follow-up. I guess just to follow-up on that, I'm wondering on the bond product sold in Asia, have you seen any impact from the yen? And then, just on the issue of the legal expense, is there any way to at least quantify the change to reserves since presumably that is like a non-cash benefit? Thanks.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

I will let John frustrate you in the legal response, but I will comment on the yen. If you didn't get the message on what we were going to say there. Look, on the yen, no, I don't think there has been any positive or negative impact of any size right now on the change in or the depreciation of the yen other than the obvious, which is the Japanese equity market has been pretty strong, and that had some positive impact on the Japanese value equity business in Japan in terms of positive performance. Also a little bit on international value, which is exposed there positively. I would say, I can't see any big impact on the fixed income business as a result of the depreciation of the yen right now, Cynthia. I will let John comment on the other.

John Weisenseel - AllianceBernstein Holding L.P. - CFO

Thanks, Peter. Cynthia, it's John again. Just to help you out here without, again, giving specific numbers, as I mentioned in my comments, that the G&A number was $105 million for the quarter. And I talked about the difference between that and $118 million in the fourth quarter and the primary driver being the legal expenses. I was just going to say that the $118 million was typically higher than expected than the normal in terms of G&A and the $105 million is lower. And you shouldn't count on the $105 million in G&A expenses as a run rate going forward. I think we should leave it at that and then hopefully, that will help you in terms of your projections.

Cynthia Mayer - BofA Merrill Lynch - Analyst

Okay. Thanks a lot.

Operator

Your next question comes from the line of Matt Kelly from Morgan Stanley. Your line is open.

Matt Kelly - Morgan Stanley - Analyst

Thanks for taking another question from me. I just wanted to ask, since you guys have a large institutional presence, we hear a lot about the barbell approach. I think you guys have kind of a unique view because you have both passive and active and alternative. From your view, what are you seeing from institutional clients, both inside the US and outside the US as well as sovereign wealth funds in terms of what exactly they are doing from an asset allocation standpoint?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

Well, by the way, it's different in both the regions and in the type of fund. So, the sovereign wealth funds don't always act exactly like the defined benefit plans. The sovereign wealth funds, some, for example, are cash flow positive, they're just growing like weeds. And they've got a different risk parameter to them than a US-defined benefit plan, which is decided to basically terminate over time and has got a shrinking footprint.

So, it's a little difficult to generalize, but I will try, in any case, recognizing that there is some qualifications to my comments. I think the asset allocation issue is a little bit more subtle than, how much do I have in equities and how much do I have in bonds? I think the discussion that clients are having is how do they move away from, I will say it in broad terms, in the traditional market cap weighted indices. Whether it's the Lehman Agg or it's Barclays' index or some other fixed income index or obviously, equity market cap weighted indices, how do you start to expose capital to different kinds of risks other than those that are embedded in those indices? Those indices obviously have most of the capital in them, but there is clearly a desire to look for alpha beyond that. And I think that that is the search that institutions are engaged in. It happens in various different ways.

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MAY 01, 2013 / 12:00PM GMT, AB - Q1 2013 AllianceBernstein Holding L.P. Earnings Conference Call

So, institutions are looking for fixed income products that have positive convexity. They're looking for fixed income opportunities that have interesting credit exposures, they're looking for fixed income opportunities that have interesting exposures to corporates that they don't normally get in the indices. In the equity services, they're looking for systemic beta. They are looking for opportunities for concentrated managers. They are looking for different capitalization opportunities, looking for different time horizons, looking for different volatility exposures. That is where I think the diversification is in the institutional space. I don't think it's as much in, how much do I have in equities and how much do I have in bonds. It's more of this rotation -- I won't call it rotation, but search for different risk within those services.

Frankly, I think that is a good exercise because if you are constantly dominated by these market cap weighted indices, you've got unknown risks that you are exposed to or, let's say, you may understand the risk, but risks that you are not actually doing something about. And I think that that has the characteristic of hurting returns over time because you are constantly driven by where the money in the market cap weighted indices is going. You are always invested in the crowded trade by definition. And I think trying to find a way to allocate capital away from that crowded trade is what institutions are attempting to do.

Matt Kelly - Morgan Stanley - Analyst

Great, thanks very much for that.

Operator

With no further questions in queue, I will turn the call back over to Ms. Prochniak.

Andrea Prochniak - AllianceBernstein Holding L.P. - Director of IR

Thanks, everyone, for participating in today's call. Feel free to contact us in investor relations if you have any further questions. Thanks, and have a great day.

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